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EQUITY INCOME PORTFOLIO

AGREEMENT AND DECLARATION OF UNITHOLDERS


This AGREEMENT AND DECLARATION OF UNITHOLDERS is made at
Minneapolis, Minnesota, as of this 13th day of May, 1996 by the holders of beneficial interest of Equity Income Portfolio, a separate series of Growth and Income Trust.

WITNESS that

WHEREAS, the Declaration of Trust for Growth and Income Trust provides for no restrictions on the transfer of units therein; and

WHEREAS, the holders of units in Equity Income Portfolio desire to restrict the transfer of their units in Equity Income Portfolio;

NOW, THEREFORE, the undersigned hereby declare that they will not transfer any units in Equity Income Portfolio held by them without the prior written consent of the other unitholders holding at least two thirds of the Equity Income Portfolio's units outstanding (excluding the units of the holder seeking to effect the transfer) and that any attempted transfer in violation of this agreement shall be null and void. This agreement shall not affect the rights of any unitholder to redeem units in Equity Income Portfolio as provided for in the Declaration of Trust. The undersigned also acknowledge that the remedy of damages for the violation of this agreement would be inadequate and therefore further agree that this agreement shall be enforceable solely by the remedy of specific performance.


IDS INVESTMENT SERIES, INC.
IDS Diversified Equity Income Fund


/s/ Leslie L. Ogg
Leslie L. Ogg
Vice President and General Counsel


STRATEGIST GROWTH AND INCOME FUND, INC.
Strategist Equity Income Fund


/s/ James A. Mitchell
James A. Mitchell
President